Exhibit 10.30
REDACTED

ADVERTISING REPRESENTATION AGREEMENT

THIS ADVERTISING REPRESENTATION AGREEMENT (the “Agreement”) is made as of the 10th day of December, 2007 (“Effective Date”) by and between MiniClip, a Company registered in the United Kingdom with company number (04150754) whose registered office is at 15 The Timber Yard, Drysdale St., London, N1 6ND, United Kingdom (“MC”), and GoFish Corporation a Nevada corporation with offices at 706 Mission St. 10th floor, San Francisco, CA 94103 (“GF”, and collectively with MC, “Parties”).

WITNESSETH:

WHEREAS, MC is the owner and operator of certain internet services and content areas through the Uniform Resource Locator (“URL”) www.miniclip.com (together with any other internet web sites or services owned or operated by MC during the Term and any replacement or successor URLs (“MC Site”);

WHEREAS, GF is the owner and operator of certain internet advertising sales services through its advertising network URL www.gofish.com (together with any replacement or successor URLs, (“GF Site”);

WHEREAS, MC seeks to retain the services of GF as the exclusive seller of “Advertising” (as defined in Schedule A) in the “Territory” (as defined in Schedule B) on the MC Site and GF desires to provide such Advertising services, all on the terms set forth herein; and

WHEREAS, in addition to this Agreement and as an inducement to the Parties to enter into this as a “Long Term Agreement” (as referenced in the Advertising Representation Agreement dated August 14, 2007 as amended (such previously executed agreement hereinafter the “Short Term Agreement”), the Parties have entered into a Stock and Warrant Issuance Agreement dated 10 December 2007 (the “Equity Agreement”) concurrently with this Agreement pursuant to which GF has issued the rights to certain equity securities of GF to MC.

NOW, THEREFORE, in consideration of the premises and the mutual covenants of this Agreement, the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1	GRANT OF PROMOTIONAL RIGHTS.

1.1	MC hereby grants GF the exclusive right in the Territory to arrange, negotiate and sell all Advertising in the Territory to be served on the MC Site on behalf of MC.

1.2
In consideration for the grant herein, GF shall use its best efforts sell Advertising in the Territory on the MC Site to any third party in the Territory subject to MC’s standard advertising policy set out in Schedule C.

1.3
As its exclusive seller of Advertising in the Territory, MC agrees that, on receipt of an enquiry or request to advertise on the MC Site in the Territory, MC will use its best efforts to forward all relevant information related to such enquiry or request to GF promptly. Additionally, both Parties agree to assign personnel as company contacts to the other Party during the Term in accordance with the Personnel Commitment terms of Schedule D.

1.4
MC agrees to inform any other third party seller of Advertising wishing to provide MC with services related to Advertising in the Territory that GF is MC’s exclusive seller of Advertising in the Territory.

1.5	MC will display contact information for GF on the MC Site, in a form and manner as mutually acceptable to both MC and GF.

1.6	MC hereby authorizes GF to designate itself as the primary sales representative for Advertising on the MC Site in the Territory.

1.7
Unless specified otherwise herein, GF will be solely responsible for and shall pay all costs associated with the Advertising, which shall include, but shall not be limited to, sales and trafficking costs of the Advertising, customer care, customer billing, collection of revenues and any and all other costs associated therewith including adserver fees arising out of or incurred in connection with advertising in the Territory.

1.8
GF shall have no right or interest whatsoever in or to any of MC’s historic or existing remnant advertising networks (which include but are not limited to Advertising.com, Valueclick and Google adsense) and for the avoidance of doubt, nothing in this Agreement shall operate or be deemed to operate to prevent MC from continuing to run its remnant advertising networks in relation to any unsold inventory. GF shall have no right or claim to any revenue or proceeds from this remnant advertising which shall remain MC’s sole property. GF shall implement any MC remnant ad tags to run on their ad server promptly when given them by MC and shall promptly make any changes to such ad tags when notified by MC.

2	TERM AND TERMINATION.

2.1
Term. The initial term shall begin on the Effective Date and end on December 31, 2008 (“Initial Term”) unless terminated earlier in accordance with the provisions of this Section 2. After the Initial Term, the Term may automatically renew for successive twelve (12) month periods, unless terminated by either party with 30 days’ notice prior to the end of the Initial Term or any renewal term, or in accordance with the termination provisions of Section 2 herein (“Subsequent Term”, and collectively with the Initial Term, “Term”). Solely during a Subsequent Term, if any, either party shall have the right to terminate for convenience upon three (3) months written notice for any reason. Notwithstanding the foregoing, during the three (3) month period subsequent to MC’s written notice to exercise its right to terminate for convenience in a Subsequent Term, if MC Revenue declines by **** or more in any of the remaining months relative to the last full month prior to the notice of termination, then MC will have the right to terminate immediately.

**** Confidential Treatment Requested.

2.2
Material Breach. Either Party may terminate this Agreement with immediate effect if the other Party is in material breach of any covenant, representation, or warranty of (i) this Agreement or (ii) any current and/or surviving obligations of the Short Term Agreement, including the timely fulfillment of revenue share payment obligations, and fails to cure such material breach if capable of cure of (i) or (ii) in this Section 2.2 within thirty (30) days of receiving written notice setting out in reasonable detail the facts surrounding the material breach from the non-breaching party and stating its intent to terminate. Notwithstanding the foregoing, if GF is in material breach of its revenue share payment obligations of Sections 3.2 and 3.3, GF shall cure such material breach within three (3) days of receiving written notice of such material breach from MC or, absent a cure by GF, MC may terminate this agreement with immediate effect.

2.3
Bankruptcy. Either Party may terminate this Agreement with immediate effect by serving written notice to that effect, if: (i) the other Party files a petition for bankruptcy or is adjudicated as bankrupt; (ii) a petition in bankruptcy is filed against the other Party and such petition is not removed or resolved within thirty calendar days; (iii) the other Party makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to bankruptcy law; (iv) the other Party discontinues its business; (v) a receiver is appointed over all or substantially all of the other Party’s assets or business; or (vi) the other Party is dissolved or liquidated.

2.4
Effect of Termination. Upon termination or expiration of this Agreement, any provision which, by its nature or express terms should survive will survive termination or expiration, including Sections 2, 3, 6, 7, 8 and 11 through 21 of this Agreement. Upon expiration or termination of this Agreement for whatever reason, each Party will cease to use the other Party’s Confidential Information and Marks and will destroy or return (at the option of the disclosing Party) any such Confidential Information and Marks to the other Party.

3	COMPENSATION.

3.1	****

**** Confidential Treatment Requested.

3.2	Revenue Share.

3.2.1
During the Term, GF shall pay to MC an amount equal to **** of the actual net revenues (the total Gross sales revenues only less payments for third party “Rich Media Advertising Serving Costs”, if any) (“MC Revenue”) from the proceeds of the sale of all Advertising sold directly by or through GF and served on the MC Site for each calendar month.“Rich Media Advertising Serving Costs” is defined as “any ad serving payments due by GF to Pointroll, Eyewonder, Eyeblaster, or any other similar third party service provider of delivery and measurement of non standard banner interactive advertising on MC excluding doubleclick’s ad serving system.

GF will continue to receive the revenue share outlined above for any sale of Advertising made by GF that occurred during the term of the Agreement even if such Advertising runs after the term of the Agreement has expired.

3.2.2
If GF sells Advertising campaigns that run on the MC Site that link to a destination page on the GF Site, GF shall pay MC, in addition to the fee stated in Sections 3.2.1 and 3.2.2 above, an amount equal to **** of the actual total gross revenue (less third party costs, fees and commissions) derived directly from the advertising that was sold and run on the GF site destination page of such linked Advertising (“MC Linked Revenue”). MC Revenue, MC Custom Advertising Revenue and MC Linked Revenue are, collectively, “MC Total Revenue”.

3.3	Payment Terms.

3.3.1
GF shall make, pay or procure the payment of any and all amounts payable to MC as described or set out in Section 3.2 to MC (or its nominee) within forty-five (45) days after the end of the calendar month in which such advertising revenue was booked, provided, that if, at any point during the Term, GF does not receive full or substantially all of any payment from an owing advertiser because such advertiser is insolvent or a bona fide dispute regarding payment arises (in a period not less than 120 days after the uncollected advertising revenue was booked), GF may hold any uncollected revenue amounts against any subsequent revenue share payments due to MC until such time as GF has recouped the revenue share amount it would have received but for such uncollectible revenue

**** Confidential Treatment Requested.

3.3.2	GF shall at all times remain responsible and bear the liability for any and all risk associated with the collection of advertising revenue or any other circumstances arising out of GF’s obligations to collect revenue and make payments to MC.

3.3.3
Prior to making the final payment to MC at the end of the Term, GF may offset this final payment with an amount equal to any amount (if any) paid by GF to MC above the amount due and payable to MC as its rightful share of the advertising revenue as determined by the terms of this Agreement.

3.3.4
For the avoidance of doubt revenue shall only be considered booked if the relevant Advertising has run on the MC Site, but irrespective of whether or not the revenue attributable to such Advertising was collected by GF from the relevant advertisers or third parties.

3.3.5
GF shall be responsible for the collection of all monies arising out of the performance of its duties under this Agreement and MC shall not be under any obligation to take any steps to recover revenue due to GF. If at termination or expiration of this Agreement, MC has been paid any amounts of money totaling greater than its intended share of the total booked revenue (including any amounts paid to MC as Advances) as specified herein, it shall promptly pay to GF an amount equal to such overpayment.

3.4
Accounting Statement. GF shall provide MC with a monthly written statement setting out the actual number and sources of Advertising revenues collected by or payable to GF in connection with this Agreement, including but not limited to advertising rates, click rates, and effective CPM. Such statements shall be furnished to MC regardless of whether any Advertising sales were made during the applicable month. MC has the right to one (1) annual audit of GF’s financial records solely with respect to Advertising sales made on behalf of the MC Site under this Agreement and such audit shall be upon thirty (30) days written notice to GF, during normal business hours and at MC’s sole expense. If any such audit should reveal an underpayment in excess of ****percent or more, GF shall pay to MC in addition to such deficiency, the actual reasonable out of pocket expenses for such audit.

3.5
Post Term Commission. Notwithstanding the expiration or earlier termination of this Agreement by either party (save for any termination resulting from fraud or a material misrepresentation by GF), for a period of six (6) months following the date of expiration or earlier termination of this Agreement, GF shall be entitled to a **** share on all Advertising revenue received from any advertiser that GF made a bona fide in person pitch to in accordance with its standard advertising sales practices for the purposes of selling Advertising, or, additionally, those customers that GF sold Advertising during the Term, provided, that the foregoing shall apply only to advertisers listed on any monthly reports given to MC that were not MC advertisers prior to the Effective Date of the Short Term Agreement (the “Post-Term Commission).

**** Confidential Treatment Requested.

3.6	****

**** Confidential Treatment Requested.

****

**** Confidential Treatment Requested.

****

4	IMPLEMENTATION.

4.1
The Parties may mutually agree to take under review and implement all reasonable recommendations regarding the format, style, presentation and content of the MC Site. Each Party shall use reasonable efforts to provide a contact for the other Party to communicate with 24 hours per day/7 days per week access regarding any problems related to the serving and display of Advertising in the Territory. The contact should be technically able to fix any reported Advertising serving and display problems promptly.

4.2
MC shall implement GF’s advertising tags and allocate sufficient traffic in the Territory to GF to run all Advertising up to a maximum of the total amount of traffic available in the Territory on the MC Site. Both Parties acknowledge and agree that time is of the essence regarding MC’s development and implementation of the necessary advertising tags and creative work required for custom advertising solutions (e.g., front page takeovers, channel takeovers and advergames) on the MC Site with respect to Advertising. MC agrees to complete such development and implementation as soon as commercially reasonable after receipt of the advertising tags by GF which shall be delivered error free in a commercially reasonable time frame which is in advance of the date for the advertising to run.

**** Confidential Treatment Requested.

4.3
MC and GF shall be liable to pay their own ad serving fees to any ad server company they use (such as Doubleclick or 27 Real Media). Furthermore, to ensure that the MC Site is represented under GF’s name with any of the third party traffic audience measurement and reporting services, concurrent with the execution of this Agreement, MC shall, to the extent that MC’s ability to be recognized as the primary and independent party for purposes of its own traffic reporting is not compromised, and upon notice of such ability in writing by the Media Metrix and Nielsen Net Ratings reporting agencies, write letters to Media Metrix and Nielsen Net Ratings (“Reporting Services”) attributing its traffic reach in the Territory to GF, provided, that MC does not forfeit its right to be independently tracked and reported by said Reporting Services in the Territory and worldwide in the current categories that MC is reported under or any new ones that MC is able to be reported under in the future. The authority granted in this Section 4.3 or through any subsequently signed document effectuating the assignment of traffic reach to the Reporting Services, shall be made from the Effective Date, if possible, but no later than five (5) business days from the receipt of a letter from them confirming that MC’s reporting will not be compromised as described above in this 4.3, until thirty (30) days following the expiration or earlier termination of this Agreement. If the Reporting Services do not report MC numbers independently in the Territory and worldwide in the current categories that MC is reported under or any new ones that MC is able to be reported under in the future then MC may return the numbers to itself at any time by notifying the Reporting Services.

4.4
GF shall give MC access to the online real time revenue reports available from GF’s third party advertising serving providers. GF shall not run bonus impressions on the MC website without permission from MC. GF shall not offer or contract to any third party, as consideration for the right to sell advertising on third party sites, any discounts on pricing for Advertising to run on MC Sites. GF shall supply online access for MC to access Comscore Media Metrix reports.

5	OTHER RIGHTS AND OBLIGATIONS.

5.1
GF shall not be prohibited from directly selling other similar products or services to third parties, whether on the GF Site or otherwise. Notwithstanding the foregoing, the following restrictions shall apply to GF’s selling of similar products or services to third parties during the Term: (i) such sales transactions may not be derived using any MC Confidential Information; and (ii) such sales transactions shall not be negotiated and executed as a bundle with sales of Advertising if GF executes such bundled sale in a way intended to advantage pricing of advertising for a third party or GF to the detriment of the prices for MC’s Advertising. GF shall notify MC of the details of any Advertising bundled with ad sales for non-MC websites including the advertising and prices sold on the non MC sites so that MC is in a position to approve it. If GF runs any advertising campaigns on the GF Site that were previously run on the MC Site, sold for the MC Site, or supposed to be running on the MC Site then MC shall receive payments as in Article 3 for that advertising that runs on the GF Site. GF shall make available, upon reasonable request from MC, any executed agreements with advertisers relating to the sale of Advertising on the MC Site, including invoices and advertising contracts. GF, including any employees or contractors, shall not represent itself to be MC or any subsidiary of MC, without the prior written consent of MC.

5.2	Non-Solicitation.

5.2.1
MC agrees that, during the Term and for a period of twelve (12) months thereafter, it will not solicit, engage, retain or employ, whether directly or indirectly, for any purpose, any current employee of GF. In the event of a breach of this Section 5.2, MC acknowledges that it would be difficult and impractical to ascertain the damages to GF, and therefore agrees that it shall pay to GF as liquidated damages an amount equal to three hundred percent (300%) of the employee’s annual compensation including salary, bonuses and commissions (or former annual compensation, whichever is greater), which amount constitutes a fair and reasonable estimate of those damages. MC waives any right to claim hereafter that such amount is not fair and reasonable under the circumstance.

5.2.2
GF agrees that, during the Term and for a period of twelve (12) months thereafter, it will not solicit, engage, retain or employ, whether directly or indirectly, for any purpose, any current employee of MC. In the event of a breach of this Section 5.2, GF acknowledges that it would be difficult and impractical to ascertain the damages to MC, and therefore agrees that it shall pay to MC as liquidated damages an amount equal to three hundred percent (300%) of the employee’s annual compensation including salary, bonuses and commissions (or former annual compensation, whichever is greater), which amount constitutes a fair and reasonable estimate of those damages. GF waives any right to claim hereafter that such amount is not fair and reasonable under the circumstance.

5.3
Personnel. GF reserves the right to determine which of its personnel, including independent contractors will be assigned to sell Advertising under this Agreement, and to replace or reassign such personnel during the term hereof.

6	INDEMNIFICATION.

6.1
By MC. MC agrees to defend, indemnify, and hold GF, and its officers, directors, agents, and employees (each an “GF Indemnified Party”), harmless against all costs, expenses, and losses (including reasonable attorneys’ fees and costs) incurred through or in connection with any claims of third parties against any GF Indemnified Party based on the content and operation of the MC Site, the violation of any third-party intellectual property rights by any content or other materials displayed on the MC Site or any breach of any representation or warranty made in this Agreement, provided, however, that GF: (i) promptly notifies MC in writing of the claim, except that any failure to provide this notice promptly only relieves MC of its responsibility pursuant to this Section 6.1 to the extent its defense is materially prejudiced by the delay; (ii) grants MC sole control of the defense and/or settlement of the claim; and (iii) provides MC, at MC’s expense, with all assistance, information and authority reasonably required for the defense and/or settlement of the claim, but in a manner consistent with GF’s respective confidentiality obligations and preservation of attorney/client, work product, and other privileges.

6.2
By GF. GF agrees to defend, indemnify, and hold MC, and its officers, directors, agents, and employees (each an “MC Indemnified Party”), harmless against all costs, expenses, and losses (including reasonable attorneys’ fees and costs) incurred through or in connection with any claims of third parties against any MC Indemnified Party based on the content and operation of the Advertising sold by GF and displayed on the MC Site, or the violation of any third-party intellectual property rights by any content or other materials displayed on the MC Site, and any breach of any representation or warranty made in this Agreement, provided, however, that MC: (i) promptly notifies GF in writing of the claim, except that any failure to provide this notice promptly only relieves GF of its responsibility pursuant to this Section 6.2 to the extent its defense is materially prejudiced by the delay; (ii) grants GF sole control of the defense and/or settlement of the claim; and (iii) provides GF, at GF’s expense, with all assistance, information and authority reasonably required for the defense and/or settlement of the claim, but in a manner consistent with MC’s respective confidentiality obligations and preservation of attorney/client, work product, and other privileges.

7	INTELLECTUAL PROPERTY RIGHTS.

7.1
Marks. The Parties acknowledge and agree that (i) each party’s proprietary marks and other intellectual property whether registered or unregistered (“Marks”) are and shall remain the sole property of that party; (ii) nothing in the Agreement shall convey to either party any right of ownership in the other party’s marks; (iii) neither party shall now or in the future contest the validity of the other party’s marks; and (iv) neither party shall in any manner take any action that would impair the value of, or goodwill associated with, such marks.

7.2
License. Each party hereby grants to the other party, during the Term, a non-exclusive, non-transferable license to use that party’s Marks to the extent reasonably necessary to perform its obligations under this Agreement; provided, however, that use of a party’s Marks will be subject to that party’s prior written approval.

7.3
Non-disparagement. Each party agrees not to use the other party’s Marks in a manner that disparages the other party or its products or services, or portrays the other party or its products or services in a false, competitively adverse or poor light or in any way damages or is likely to damage the good will of that party. Each party will comply with the other party’s requests as to the use of the other party’s Marks and will avoid any action that diminishes the value of such Marks. Either party’s unauthorized use of the other’s Marks is strictly prohibited.

8	REPRESENTATIONS AND WARRANTIES.

8.1
Each Party represents and warrants to the other that: (i) it has the authority to enter into this Agreement and sufficient rights to grant any licenses granted hereby, and (ii) the Marks do not and will not infringe on any third party’s copyright, patent, trademark, trade secret or other proprietary rights.

8.2
MC further represents and warrants that (i) the MC Site does not (1) violate any law or statute, or be defamatory or libelous; (2) violate any laws regarding unfair competition, anti-discrimination or false advertising; (3) contain viruses, Trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious computer programming routines; or (4) contain, or contain links to, content promoting the use of illegal substances; pornography; content promoting illegal activity, racism, hate, “spam,” mail fraud, pyramid schemes, or investment opportunities or advice not permitted by law; or content that is libelous, defamatory, contrary to public policy, or otherwise unlawful, except that the foregoing representation shall not apply to any third-party content on or within the MC Site, including but not limited to, user originated content forums or message boards on the MC Site; and (ii) it will not make any traffic assignment request or similar application with any rating, reporting or similar audience measurement agency that purports to assign USA traffic from MC Site to any third party during the Term. Upon any breach by MC of this Section 8.2, GF may immediately thereafter terminate this Agreement, without notice to MC, and without any further obligation to MC other than to pay to MC any amount owing to it under this Agreement as of the date of such breach including any amounts that may be owed for advertising that was already run on the MC Site and advertising campaigns that may have already been sold which MC is obligated to run.

8.3
Except for the above representations, neither party makes any representations or warranties to the other party, including but not limited to, any implied warranties of merchantability or fitness for a particular purpose in particular, and not by way of limitation, the parties specifically disclaim any representation or warranty regarding: (i) the amount of sales revenue that may be generated during the Term; and (ii) any economic or other benefit that the parties might obtain through their participation in this Agreement.

9	SITE OPERATIONS.

9.1
Web Site. Subject to the specific terms of this Agreement, MC shall remain solely responsible for the operation of the MC Site, and GF will remain solely responsible for the sales and serving of the Advertising in the Territory. Each Party acknowledges that the other’s web site may be subject to temporary shutdowns due to causes beyond the operating Party’s reasonable control. Furthermore, subject to the specific terms of this Agreement, each Party retains sole right and control over the programming, content and conduct of transactions over its respective site.

9.2
Redirection. If MC redirects the domain pointer, Miniclip.com, to another URL, transfers all or a part of the content on any MC Site to another URL, or otherwise directly or indirectly converts, transfers, replaces, substitutes or migrates all or part of the MC Site to another URL, such other URL shall thereafter be included within the definition of Property for purposes of this Agreement.

10	RELATIONSHIP OF PARTIES AND PRESS RELEASE.

10.1
The relationship between MC and GF under this Agreement is that of independent contractors and neither shall be, nor represent itself to be, the joint venture, franchiser, franchisee, partner, broker, employee, servant, agent, or representative of the other for any purpose whatsoever. No party is granted any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, another party or to bind another in any matter or thing whatsoever. The Parties, upon prior written mutual agreement, may distribute a news release or public announcement regarding the appointment made under this Agreement.

11	CONFIDENTIALITY.

11.1
“Confidential Information” shall mean any confidential technical data, trade secret, know-how or other confidential information disclosed by any party hereunder in writing, orally, or by drawing or other form and which shall be marked by the disclosing party as “Confidential” or “Proprietary”.

11.2
Notwithstanding the foregoing, Confidential Information shall not include information which: (i) is known to the receiving party at the time of disclosure or becomes known to the receiving party without breach of this Agreement; (ii) is or become publicly known through no wrongful act of the receiving party or any subsidiary of the receiving party; (iii) is rightfully received from a third party without restriction on disclosure; (iv) is independently developed by the receiving party or any of its subsidiary; (v) is furnished to any third party by the disclosing party without restriction on its disclosure; (vi) is approved for release upon a prior written consent of the disclosing party; or (vii) is disclosed pursuant to judicial order, requirement of a governmental agency or by operation of law.

11.3
The receiving party agrees that it will not disclose any Confidential Information to any third party and will not use Confidential Information of the disclosing party for any purpose other than for the performance of the rights and obligations hereunder during the Term and for a period of five (5) years thereafter, without the prior written consent of the disclosing party. The receiving party further agrees that Confidential Information shall remain the sole property of the disclosing party and that it will take all reasonable precautions to prevent any unauthorized disclosure of Confidential Information by its employees. No license shall be granted by the disclosing party to the receiving party with respect to Confidential Information disclosed hereunder unless otherwise expressly provided herein.

11.4	Upon the request of the disclosing party, the receiving party will promptly return all Confidential Information furnished hereunder and all copies thereof.

11.5
The Parties agree that all publicity and public announcements concerning the formation and existence of this Agreement shall be jointly planned and coordinated by and among the Parties. Neither party shall disclose any of the specific terms of this Agreement to any third party without the prior written consent of the other party, which consent shall not be withheld unreasonably. Notwithstanding the foregoing, any party may disclose information concerning this Agreement as required by the rules, orders, regulations, subpoenas or directives of a court, government or governmental agency, after giving prior notice to the other party.

11.6
If a party breaches any of its obligations with respect to confidentiality and unauthorized use of Confidential Information hereunder, the non- breaching party shall be entitled to equitable relief to protect its interest therein, including but not limited to injunctive relief, as well as money damages notwithstanding anything to the contrary contained herein.

12	LIMITATION OF LIABILITY.

Except with respect to liabilities arising out of a party’s (i) indemnification obligations or (ii) confidentiality obligations, neither party will be liable to the other for any punitive, incidental, indirect, special, reliance or consequential damages, including lost business, revenue, or anticipated profits, whether based on breach of contract, tort (including negligence), or otherwise, and whether or not the party was advised of the possibility of such damages; provided however, that no such limitation of liability shall apply in the event of willful misconduct and/or gross negligence. With the exception of (i) a party’s indemnification obligations; or (ii) confidentiality obligations, each party’s liability to the other party under this agreement for any and all damages will not, in any event, exceed the fees owed or due to a claiming party under this Agreement.

13	NOTICE AND PAYMENT.

13.1
Any notice required to be given under this Agreement shall be in writing and delivered personally to the other designated party at the above stated address or mailed by certified, registered or express mail, return receipt requested or by Federal Express or by email.

13.2	Either party may change the address to which notice or payment is to be sent by written notice to the other under any provision of this paragraph.

14	JURISDICTION/DISPUTES.

This agreement and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England. The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this agreement.

15	AGREEMENT BINDING ON SUCCESSORS.

The provisions of the Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, their heirs, administrators, successors and assigns.

16	ASSIGNABILITY.

Neither Party may assign this Agreement or the rights and obligations hereunder to any third party without the prior express written approval of the other Party; provided that either Party may assign this Agreement without the consent of the other Party in the event of a sale, merger, consolidation or a sale of all or substantially all of the assets of such Party.

17	WAIVER.

No waiver by either Party of any default shall be deemed as a waiver of prior or subsequent default of the same of other provisions of this Agreement.

18	SEVERABILITY and COUNTERPARTS.

18.1
If any term, section, clause or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, section, clause or provision and such invalid term, section, clause or provision shall be deemed to be severed from the Agreement.

18.2
This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

19	FORCE MAJEURE.

Neither Party will be liable for, or considered to be in breach of or default under this Agreement on account of any delay or failure to perform its obligations hereunder (excluding payment obligations) due to causes beyond such Party’s reasonable control.

20	HEADINGS.

The headings in this Agreement are inserted only for the purpose of convenience and shall not affect the meaning or interpretation of this Agreement.

21	INTEGRATION.

21.1
This Agreement and the Equity Agreement, including all exhibits to each agreement, constitutes the entire understanding of the Parties, and revokes and supersedes all prior agreements between the Parties and is intended as a final expression of their Agreement, except where stated otherwise in this Agreement. This Agreement shall not be modified or amended except in writing signed by the Parties hereto and specifically referring to this Agreement. This Agreement shall take precedence over any other documents which may conflict with this Agreement.

21.2
Notwithstanding the generality of clause 21.1, each of MC and GF acknowledge that the Short Term Agreement has expired in accordance with its terms and the commercial arrangement, amongst other things, contemplated by the Short Term Agreement is superseded and replaced (to the extent applicable) by this Agreement.

21.3
Each party acknowledges that the other party has fully satisfied any and all of its obligations arising under or in connection with the Short Term Agreement and confirms that it has no claim outstanding against the other party and/or its shareholders, officers or employees in respect of any cause, matter or thing whatsoever of any kind (including but not limed to any claim in respect of breach of contract) and know of no grounds for such a claim and to the extent that any claim exists or may exist, each party hereby irrevocably and unconditionally waives any such claim and releases the other and its shareholders, officers or employees from any liability whatsoever. Further, each party undertakes that it will not institute or pursue any claim or proceedings against the other or against any of its shareholders, officers, employees or agents before any court of arbiter in connection with the Short Term Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have executed this Agreement as of the Effective Date.

“GF”		MiniClip “MC”

By:	/s/ Tabreez Verjee	By:	/s/ Robert Small
Name: Tabreez Verjee		Name: Robert Small
Title: President		Title: CEO

Schedule A

The term “Advertising” as used in this agreement shall be defined as standard ad banners such as 728 x 90’s, 300 x 250’s, homepage takeovers, game page takeovers and advergames, which shall be defined as hardcoded advertisements in games that are placed on the MC website and/or custom made by MC for advertisers. Advertising on the MC toons section, http://www.miniclip.com/toons/en/, does not include game page 300 x 250’s and prerolls.

All Advertising that is to be sold and/or run on the MC Site is subject to MC’s approval and standard advertising policy (as detailed in Schedule C) which may be updated from time to time by MC. Any unapproved campaigns shall be removed promptly upon notice by MC.

Schedule B

The “Territory” is limited to the United States of America (“USA”); Advertising that is directed to only USA based users on the MC Site.

Schedule C

Miniclip.com Advertising policy.

Miniclip.com has higher advertising standards than most websites including Yahoo and MSN. Miniclip.com’s reputation for not running misleading, annoying or fraudulent advertising helps Miniclip advertisers achieve higher click through rates and conversions than on other websites.

In general Miniclip.com does not run the following type of ads which may damage the reputation of Miniclip.com and/or reduce click through rates and conversions for the Miniclip.com website and its advertisers. Miniclip.com always has the right of refusal of any advertiser for any reason before and after any advertisements may be running on the Miniclip.com website. Animation is limited to 15 seconds.

No one including, but no limited to, ad agencies, ad servers or advertisers may run behavioral targeting without written permission of Miniclip Ltd. No one is allowed to drop cookies used to track users on other websites or to serve ads to recognized Miniclip or Miniclip category users on other websites due to cookies dropped on Miniclip.com.

Banned ad types:

1. Active X ads or software installs.
2. Adware installs. Example: www.smileycentral.com , www.hotbar.com , www.claria.com , www.zango.com screensaver ads such as www.freeze.com
3. Ads that annoy our users such as constantly flashing ads/moving ads.
4. Ads with a target to hit.
5. Constantly moving or quickly moving Flash ads which degrade the performance of our games.
6. Misleading or fraudulent ads such as ads that promise free gifts that are never delivered or force users to fill out many forms after they are already entitled to or promised the gift or the chance to win a free gift. Example: www.winhundred.com , www.peel.com
7. Smoking.
8. Alcohol.
9. Casino ads (Custom rates must be applied for)
10. Certain adult orientated ads.
11. Ads that fail to display details of who is serving the ad. There must be identification by the ad agency or at least the ad serving company for Miniclip to know who is serving the ad.
12. Ads that imply that Miniclip.com is serving the ad or that Miniclip.com may be the advertiser or is associated with the advertiser.
13. Ads attempting to simulate the windows operating system to confuse the user and inflate click throughs.
14. Mobile phone ads that attempt to sign up users to monthly payments.
15. Ads that resemble Windows/Unix/Mac dialogue boxes.
16. Ads that simulate interactivity.
17. Ads that initiate downloads.

Banned Advertisers:

1.	Advertisers that use illegal, immoral or fraudulent methods to advertise.
Examples:
A.	Using pirated copyrighted material of other companies in their advertising.
B.	Giving away products of other companies without authorization agreements from those companies who own the products and logos.
2.	Companies we don’t consider to be legitimate advertisers.
3.	Companies that attempt to hide their identity by not disclosing prominently on their website or creative their company name, registered address, and contact details.
4.	Websites that open multiple pops when you click through or exit.
5.	Competitors.

List of Advertisers not allowed to advertise on Miniclip.com:

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**** Confidential Treatment Requested.

Schedule D

Personnel Commitments

GF

During the Term, GF will provide a single point of contact for MC (the “GF Relationship Manager”) who will be responsible for exercising the following responsibilities

The GF Relationship Manager will interface with the Relationship Manager to:

Develop concepts for mutually satisfactory custom advertising solutions with respect to Advertising as sold by GF;

Function as MC’s single point of contact to GF’s Advertising sales team and arrange meetings between GF and MC for various subject matter related to the sales and implementation of Advertising, including but not limited to deal and sales pipeline reviews and technical support issues.

Identify areas of opportunity and growth for the sales of Advertising.

Arrange for, approve, and execute any necessary GF tasks and resources, as applicable, to provide for the integration and implementation of up to twelve (12) custom advergames per calendar year.

MC

During the Term, MC will provide a single point of contact, not including the President or CDO, for GF (the “MC Relationship Manager”) that will:

Interface with the GF Relationship Manager and GF sales team with regard to the sales and implementation of Advertising.

Arrange for, approve, and execute any necessary MC tasks and resources, as applicable, to provide for the development, integration and implementation of up to twelve (12) custom advergames per calendar year if that many are sold.

Schedule E

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**** Confidential Treatment Requested.